Exhibit (h)(4)(c)

TRANSPARENT VALUE TRUST

AMENDMENT TO

CHIEF COMPLIANCE OFFICER SERVICES AGREEMENT

THIS AMENDMENT is made as of May 19, 2014 by and between ALPS Fund Services, Inc. (“ALPS”) and Transparent Value Trust (the “Trust”).

WHEREAS, ALPS and the Trust have entered into a Chief Compliance Officer Services Agreement dated April 1, 2010, as amended January 28, 2011, June 11, 2012, January 28, 2013, January 28, 2014 and April 28, 2014 (the “Agreement”);

WHEREAS, on January 22, 2014, the Board of Trustees of the Trust approved Transparent Value SMID-Cap Directional Allocation Fund as a new series under the Trust; and

WHEREAS, ALPS and the Trust wish to modify the provisions of the Agreement to reflect revised Section 3 – Fee and Exhibit A – List of Series.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.	SECTION 3 – Fee. Section 3(a) of SECTION 3. Fee of the Agreement is replaced in its entirety with the attached Section 3(a) of SECTION 3. Fee.

2.	Exhibit A – List of Series. Exhibit A – List of Series of the Agreement is replaced in its entirety with the attached Exhibit A – List of Series.

3.

Remainder of the Agreement. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

[signature page follows]

IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized representative of each of the parties hereto as of the date of this Amendment first set forth above.

ALPS FUND SERVICES, INC.		TRANSPARENT VALUE TUST

By:	/s/ Jeremy O. May	By:	/s/ Armen Arus
Name: Jeremy O. May		Name: Armen Arus
Title: President		Title: President

SECTION 2. Fee.

(a) As compensation for the performance of the Services on behalf of the Trust, the Trust shall pay to ALPS, or shall cause the Trust to pay to ALPS, during the Term an annual fee of: $[ ] paid 1/12 on a monthly basis (or a pro rata portion thereof for a partial month) (the “Fee”). This fee is based on the assumption that ALPS will provide the services described in Exhibit B for the eleven (11) portfolios set forth on Exhibit A. The Trust agrees that additional fees will be assessed for each portfolio in excess of eleven (11). Notwithstanding anything to the contrary in this Agreement, fees billed for the services to be performed by ALPS under this Agreement are based on information provided by the Trust and such fees are subject to renegotiation between the parties to the extent such information is determined to be materially different from what the Trust originally provided to ALPS as set forth in Exhibit C hereto.

Exhibit A

List of Series

Transparent Value Large-Cap Aggressive Fund

Transparent Value Large-Cap Core Fund

Transparent Value Large-Cap Defensive Fund

Transparent Value Dividend Fund

Transparent Value Large-Cap Growth Fund

Transparent Value Large-Cap Market Fund

Transparent Value Large-Cap Value Fund

Transparent Value Directional Allocation Fund

Transparent Value Small Cap Fund

Transparent Value Directional Allocation VI Portfolio

Transparent Value SMID-Cap Directional Allocation Fund